EXHIBIT 99
                                   ----------


May 24, 2005

FOR IMMEDIATE RELEASE:


CONTACT:
   Trent Troyer, President
   FFD Financial Corporation
   321 North Wooster Avenue
   Dover, Ohio 44622-0038
   (330) 364-7777

               FFD Financial Corporation to go private, deregister

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, announced plans to deregister its common stock and go private, citing an increased cost burden associated with the requirements of the Sarbanes-Oxley Act. The Board has approved a 1-for-350 reverse stock split, immediately followed by a 350-for-1 forward split. Stockholders with fewer than 350 shares before the split transactions will receive cash of $19.00 per pre-split share. Those with more than 350 shares prior to the splits will not receive cash and will continue to hold the same number of shares after the transactions.

The company said the transactions should leave it with fewer than 300 shareholders of record, thereby qualifying it to deregister under the Securities Exchange Act. Upon deregistration, FFD's shares will no longer be eligible for trading on NASDAQ, although the shares may be quoted on the OTC Bulletin Board or Pink Sheets if a broker elects to sponsor the shares.

"The environment for being a public company has changed so significantly that the costs for a small company far outweigh the benefits received and are disproportionate than the costs for larger corporations.. This transaction provides us with an effective use of some of our excess capital, will reduce costs significantly, and should improve earnings per share and return on equity," President and CEO Trent Troyer commented.

The board received a fairness opinion from financial advisor Keller & Company, Inc. regarding the cash payment to shareholders with fewer than 350 shares. The transactions are subject to approval by a majority of the company's shareholders.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and a loan production office in downtown Coshocton. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
                        ----------------------